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                                                                    EXHIBIT 99.1

For more information contact:

Welch Allyn, Inc.                                         For Immediate Release
4341 State Street Road
Skaneateles Falls, NY 13153
Jean Vincent, (315) 685-3696
Vincentjg@mail.welchallyn.com

Protocol Systems, Inc.
8500 S.W. Creekside Place
Beaverton, OR 97008-7107
Grant Gibson, (503) 526-8500
Grantg@protocol.com



              Welch Allyn, Inc. to Acquire Protocol Systems, Inc.

     Skaneateles Falls, NY and Portland, OR, USA -- May 25, 2000 -- Welch Allyn, Inc., a privately-held company, and Protocol Systems, Inc. (NASDAQ: PCOL) today jointly announced that their boards of directors have approved and the companies have signed a definitive merger agreement pursuant to which Welch Allyn will acquire all of the outstanding stock of Protocol Systems for $16.00 per share in cash.

     The offer price represents a 47 percent premium to the $10.88 closing price of Protocol's common stock on April 17, 2000, the last trading day prior to the date of Protocol's announcement that it had engaged SG Cowen Securities Corporation to assist Protocol's board of directors in the process of exploring Protocol's strategic alternatives, including a potential strategic business combination or sale of the company.

                                    -More-
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     The total value of the transaction is approximately $145 million. Under the terms of the agreement, Welch Allyn will commence a tender offer to purchase all outstanding shares of Protocol common stock within ten business days. Protocol's board of directors will recommend that Protocol shareholders tender their shares. Following completion of the tender offer, Welch Allyn intends to consummate a cash merger to acquire any shares not previously tendered and purchased in the tender offer, and all outstanding options to acquire Protocol shares will be cashed-out at that time.

     "In recent years, we have been able to serve our front-line clinical customers more completely by successfully expanding into new product areas such as patient monitoring," said Peter H. Soderberg, president and chief executive officer of Welch Allyn, Inc. "This transaction furthers Welch Allyn's interest in advancing its worldwide patient monitoring market presence and obtaining core competencies and technologies to enhance the quality and accessibility of patient data in highly cost effective ways."

     Soderberg further added, "It is our intent to combine our rapidly growing patient monitoring business with Protocol, forming Welch Allyn Protocol, Inc., a wholly-owned subsidiary of Welch Allyn, Inc. This new business will be headquartered in Beaverton, Oregon, and it will direct our interests in the patient monitoring, multiparameter electronic vital signs, and networked clinical data communications markets."

     Robert F. Adrion, Protocol's current president and chief executive officer, will become president and chief executive officer of Welch Allyn Protocol, Inc. Expressing support for the merger, Adrion said, "The Protocol Systems team is excited about joining Welch Allyn. Our companies have complementary products and markets, a reputation for high quality, and a history of successful collaboration. Together we will be able to provide more solutions to more customers globally, share technology and capabilities, and further accelerate growth. Protocol's board is pleased that our strategic exploration process has led to a transaction that delivers good value to our shareholders."

     Welch Allyn's acquisition of Protocol Systems' stock is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act as well as other customary conditions.
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     Protocol Systems, Inc. designs, manufactures and markets mission-critical flexible monitoring solutions that improve patient care and lower healthcare operating costs. Protocol uses innovative computer and software technologies to provide vital patient data and connect clinicians with mobile patients via workstations, wireless devices and the Internet. Protocol is based in Beaverton, Ore. and its products are available in more than 90 countries around the world.

     Welch Allyn, Inc. was founded in 1915 and is today a leading manufacturer and marketer of innovative medical and dental diagnostic equipment and miniature precision lamps. Headquartered in Skaneateles Falls, New York, USA, Welch Allyn, Inc. has more than 1,800 employees and numerous manufacturing, sales, and distribution facilities located throughout the world.

                                      ###

This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to those regarding the companies Welch Allyn, Inc. and Protocol Systems, Inc. and the definitive agreement pursuant to which Welch Allyn will acquire all of the outstanding shares of Protocol Systems. Actual results could vary materially from the description contained herein due to many factors, including but not limited to, the risk that the acquisition is not completed because one or more of the conditions to the tender offer or the merger cannot be satisfied or for any other reason the merger agreement is terminated.

THE TENDER OFFER FOR THE OUTSTANDING SHARES OF PROTOCOL SYSTEMS, INC. COMMON STOCK DESCRIBED IN THIS ANNOUNCEMENT HAS NOT YET COMMENCED. AT THE TIME THE TENDER OFFER IS COMMENCED, WELCH ALLYN WILL FILE A TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC), AND PROTOCOL WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE SEC. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF PROTOCOL SYSTEMS AT NO EXPENSE TO THEM. IN ADDITION, INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY WELCH ALLYN AND PROTOCOL SYSTEMS AT THE SEC'S WEBSITE AT WWW.SEC.GOV.